Exhibit 16.1

5757 W Century Blvd, Suite 303, Los Angeles, CA 90045 Tel +1(714) 325-1721 Fax +1(310) 410-0371

January 9, 2020

Securities and Exchange Commission

100F Street N.W

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Aura Systems, Inc. (the “Company”) Form 8-K to be filed with the Securities and Exchange Commission on or about January 9, 2020. We agree with all statement pertaining to us. We have no basis to agree or disagree with other matters of the Company reported therein.

Regards,

/s/ KSP Group Inc.

KSP Group, Inc.